Letterhead of KPMG Peat Marwick LLP

September 18, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We were previously principal accountants for LEC Technologies, Inc. and, under the date of March 27, 1998, we reported on the consolidated financial statements of LEC Technologies, Inc. and subsidiaries as of and for the years ended December 31, 1996 and 1997. On September 14, 1998, our appointment as principal auditors was terminated. We have read the Company's statements under Item
4 of its Form 8-K dated September 18, 1998, and we agree with such statements, except that we are not in a position to agree or disagree with LEC Technologies, Inc.'s statement that the change was approved by the Board of Directors nor are we in a position to agree or disagree with LEC Technologies, Inc.'s statement that the Registrant believes that with respect to the reportable conditions relative to the Registrant's system of internal controls that the first three items and certain of the matters in the fourth item have been corrected.

Very truly yours,

/s/  KPMG Peat Marwick LLP